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                                                                   EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into as of the 23rd day of February, 2000, by and between ROBERT J. RUTLAND ("Employee") and ALLIED HOLDINGS, INC., a Georgia corporation ("Employer").

                                   WITNESSETH

         WHEREAS, Employer, through the Affiliates (as hereinafter defined), is engaged in the transportation of automobiles and light trucks from the manufacturer to retailers and related activities (the "Business");

         WHEREAS, Employee has a number of years of experience in said industry and in addition to having management skills of which Employer desires to avail itself, Employee has established numerous contacts and relationships with customers, potential customers and suppliers of Employer and the Affiliates, which contacts and relationships are of great value to Employer;

         WHEREAS, Employer and Employee have made and entered into a previous employment agreement, as well as clarifications and amendments thereto; and

         WHEREAS, Employer and Employee deem it to their respective best interest to clarify the duties and obligations, each to the other, by executing this new Employment Agreement,

         NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby mutually agree that all previous employment agreements, and all clarifications and amendments thereto, are superseded, null, void, and of no further force and effect, and Employer and Employee further mutually agree as follows:

         1.       DEFINITIONS.

                  (a) "Affiliate" means any corporation, partnership or other entity of which at least eighty percent (80%) of the outstanding equity and voting rights are owned, directly or indirectly through any other corporation, partnership or other entity, by Employer.

                  (b) "Base Salary" means the annual salary payable pursuant to Paragraph 4(a) hereof as adjusted, from time to time, pursuant to Paragraph 4(b) hereof.


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                  (c)      "Cause" means (i) the commission by Employee of an
                           act constituting a felony and Employee's conviction thereof; (ii) Employee's prolonged absence, without the consent of Employer, other than as a result of Employee's Disability or permitted absence or vacation; (iii) conduct of Employee which amounts to fraud, dishonesty, gross or willful neglect of duties; or (iv) engaging in activities prohibited by Paragraphs 12, 13 or 14 hereof.

                  (d) "Disability", with respect to Employee, shall conclusively be deemed to have occurred (i) if Employee shall be receiving payments pursuant to a policy of disability income insurance; or (ii) if Employee shall have no disability income coverage then in force, then if any insurance company insuring Employee's life shall agree to waive the premiums due on such policy pursuant to a disability waiver of premium provision in the contract of life insurance; or (iii) if Employee shall have no disability waiver of premium provision in any contract of life insurance, then if Employee shall be receiving disability benefits from or through the Social Security Administration; provided, however, that in the event Employee's disability shall, otherwise and in good faith, come into question (and, for purposes of this proviso, "disability" shall mean the permanent and continuous inability of Employee to perform substantially all of the duties being performed immediately prior to his disability coming into question), and a dispute shall arise with respect thereto, then Employee (or his personal representatives) shall appoint a medical doctor, Employer shall appoint a medical doctor, and said two (2) doctors shall, in turn, appoint a third party medical doctor who shall examine Employee to determine the question of disability and whose determination shall be binding upon all parties to this Agreement.

                  (e) "Restricted Period" means the period commencing as of the date hereof and ending on that date three (3) years after the termination of Employee's employment with Employer for any reason, whether voluntary or involuntary.

                  (f) "Term" means the Initial Term and any Renewal Term (each as defined in Paragraph 2 hereof); provided, however, that, in the event Employee's employment shall terminate by reason of the applicability of Paragraph 8 hereof then, in such event, the "Term" shall end upon the termination of Employee's employment.

         2. TERM. Subject to the provisions hereinafter set forth, the Term of this Agreement shall commence as of the date hereof and shall end on that date five (5) years after such date (the "Initial Term"). Upon the expiration of the Initial Term, and on the expiration of each successive Renewal Term (as hereinafter defined), Employee's


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employment shall be automatically renewed for an additional term of two (2)
years (the "Renewal Term(s)"), unless written notification of termination is given by either party to the other party not less than one (1) year prior to the expiration of the Initial Term or, as the case may be, the then-current Renewal Term.

         3.       DUTIES.

                  (a) Employee shall, during the Term, serve as Chairman of the Board of Employer, at the direction of the Board of Directors of Employer. Employee's principal duties shall be such executive, managerial and administrative duties as the Board of Directors of Employer may, from time to time, reasonably request.

                  (b) During the Term, Employee shall devote substantially all of his time, energy and skill to performing the duties of his employment (vacations as provided hereunder and reasonable absences because of illness excepted), shall faithfully and industriously perform such duties, and shall use his best efforts to follow and implement all management policies and decisions of Employer. Employee shall not become personally involved in the management or operations of any other company, partnership, proprietorship or other entity, other than any Affiliate, without the prior written consent of Employer; provided, however, that so long as it does not interfere with Employee's employment hereunder, Employee may (i) serve as a director, officer or partner in a company that does not compete with the Business of Employer and the Affiliates so long as the aggregate amount of time spent by Employee in all such capacities shall not exceed twenty (20) hours per month, and
                           (ii) serve as an officer or director of, or otherwise participate in, educational, welfare, social, religious, civic, trade and industry-related organizations.

                  (c) Employee shall not be required to relocate outside of the metropolitan Atlanta, Georgia, area.

         4.       BASE SALARY.

                  (a) For and in consideration of the services to be rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, for each year during the Term, an annual salary of Four Hundred Thousand Dollars ($400,000.00), adjusted as provided in subparagraph (b) below, in equal semi-monthly installments in accordance with Employer's payroll practices. Employee's salary shall be reviewed by the Board of Directors of Employer annually (on each anniversary of the date hereof) and, in the sole discretion of the Board of Directors, may be increased, but not decreased.


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                  (b)      Commencing as of January 1, 2001, and as of each
                           January 1st thereafter during the Term, the annual salary shall be increased, but not decreased, by an amount equal to the greater of (i) such amount as shall be determined by the Compensation Committee of the Board of Directors of Employer; or (ii) the amount equal to the percentage, if any, by which the Consumer Price Index (All Items Less Shelter), Urban Wage Earners and Clerical Workers, for the Southeast Region/Population Size Class B, published by the United States Government Bureau of Labor Statistics for the December 1 preceding such January exceeds such Index for the December 1 of the preceding year. (As an example, as of January 1, 2001, the difference will be between said Index as of December 1, 2000 compared to said Index as of December 1, 1999.)

         5. BONUS COMPENSATION. Employee shall, with respect to each calendar year of Employer ending during the Term, be entitled to participate in the Allied Holdings, Inc. EVA Based Incentive Plan (as from time to time amended and in effect), to the extent and on such terms and conditions as shall from time to time be determined by the Board of Directors of Allied Holdings, Inc.; and to receive an annual bonus, if any, calculated pursuant thereto.

         6. OTHER BENEFITS. During the Term, Employer shall provide the following benefits to Employee:

                  (a) Employee shall be elected to a seat on the Board of Directors of Employer but shall not, however, be entitled to any additional compensation for such service;

                  (b) Employee shall be entitled to participate in all group medical and hospitalization benefit programs, dental care, sick leave, life insurance or other benefit plans for highly compensated employees of Employer as are now or hereafter provided by Employer or any Affiliate, in each case in accordance with the terms and conditions of each such plan and benefit package;

                  (c) Employee shall be provided with the use of automobiles at least comparable to any automobile currently provided to Employee, and Employer shall pay for the cost of all insurance, ad valorem taxes and tag charges for such automobile and all operating and maintenance charges for such automobile;

                  (d) Employee shall be provided with the use of a car or mobile telephone, at no cost to Employee;

                  (e) Employer shall reimburse Employee for dues paid by Employee for membership in such professional organizations and eating clubs as


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                           shall, from time to time, be deemed appropriate and
                           necessary by Employee; and

                  (f) Employee shall, at all times, have available to him an expense account to defray ordinary and necessary business expenses incurred in the performance of his duties hereunder. Employee shall be reimbursed for such expenses upon presentation and approval of expense statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer, which approval shall not be unreasonably withheld or delayed.

         The benefits described in subparagraph (b) of this Paragraph shall not be construed to require Employer to establish any such plans or programs or to prevent Employer from modifying or terminating any such plans or programs, and no such action or failure thereof shall affect this Agreement; provided, however, that in the event of any reduction in the group medical and hospitalization benefits in place as of the date hereof, the salary payable to Employee shall be increased, as of the effective date of such reduction, by that amount necessary to enable Employee to supplement the benefits provided by Employer to maintain the level of benefits currently provided to him by it.

         7. VACATION. Employee shall receive five (5) weeks of paid vacation for each year during the Term. Scheduling of vacation shall be subject to the prior approval of Employer (which approval shall not be unreasonably withheld). Vacation time shall not accrue, and in the event any vacation time for any year shall not be used by Employee prior to the end of such year, it shall be forfeited.

         8. TERMINATION. Anything herein to the contrary notwithstanding, Employee's employment hereunder shall terminate upon the first to occur of any of the following events:

                  (a)      Employee's Disability; or

                  (b)      Employee's death; or

                  (c) Employee's materially breaching this Agreement by the non-performance or non-observance of any material term or condition of this Agreement, which breach shall not be corrected within forty-five (45) days after receipt of written notice of same from Employer; or

                  (d) Employer's sending Employee written notice terminating his employment hereunder prior to expiration of the Term in accordance with Paragraph 2 hereof; or


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                  (e)      Employee's voluntarily terminating his employment
                           with Employer prior to the expiration of the Term;
                           or

                  (f)      Employee's being terminated for Cause.

         9.       TERMINATION PAYMENT. In the event

                  (a) Employee's employment shall terminate pursuant to Paragraph 8(a) (Disability) or Paragraph 8(b) (death) hereof; or

                  (b) Employee shall terminate his employment as a result of

                           (i) any failure to elect or reelect or to appoint or reappoint Employee to the position of Chairman of the Board of Directors of Employer unless agreed to by Employee;

                           (ii)     any material change by Employer in
                                    Employee's function, duties,
                                    responsibility, importance, or scope from the position and attributes thereof described in Paragraph 3 hereof unless agreed to by Employee, or any change in location of the principal offices of Employer outside the metropolitan Atlanta, Georgia, area, or any requirement that Employee perform substantially all of his duties outside the metropolitan Atlanta, Georgia, area (and any such material change or relocation of Employer or Employee shall be deemed a continuing breach of this Agreement);

                           (iii) the liquidation, dissolution, consolidation or merger of Employer (other than a merger or other combination of Employer and an Affiliate); however, if a termination of employment results from events described in this subsection (iii) and in subsection (d) below, then such termination shall be deemed to be pursuant to subsection (d) below;

                           (iv) any other material breach of this Agreement by Employer which shall not be cured within thirty (30) days after receipt of written notice of same from Employee;

                           (v) Employer filing a petition for protection or relief from creditors under the federal bankruptcy law, or any petition shall be filed against Employer under the federal bankruptcy law, or Employer shall admit in writing its inability to pay its debts or shall make an assignment for the benefit of creditors, or a petition or application for the appointment of a receiver or liquidator or custodian of Employer is filed, or Employer shall seek a composition with creditors; or


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                  (c)      Employee's employment shall be terminated by
                           Employer for any reason other than for Cause or because Employer elects not to extend this Agreement beyond the Initial or any Renewal Term; or

                  (d) If (i) Employer undergoes any change in control or ownership whereby Employer is reorganized, merged, or consolidated with one or more corporations as a result of which the owners of all of the outstanding shares of common stock immediately prior to such reorganization, merger or consolidation own in the aggregate less than seventy percent (70%) of the outstanding shares of common stock of the Employer or any other entity into which Employer shall be merged or consolidated immediately following the consummation thereof (hereinafter, "Employer's successor-in-interest"), or (ii) the sale, transfer or other disposition of all or substantially all of the assets or more than thirty percent (30%) of the then outstanding shares of common stock of Employer is effectuated, other than as a result of a merger or other combination of Employer and an Affiliate, or (iii) the acquisition by any "person" as used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of Employer's then outstanding voting securities is effectuated; or (iv) the individuals who, as of the date of execution of this Agreement, are members of the Board of Directors (the "incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election, or nomination for election by the shareholders of any new director was approved by a vote of at least two-thirds (2/3) of the incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the incumbent Board, and
                           (a) Employee's employment with Employer or Employer's successor-in-interest is terminated by Employer or Employer's successor-in-interest (as the case may be) or Employee for any reason, or (b) Employee's employment under this Agreement is not extended by Employer or Employer's successor-in-interest for any Renewal Term, and such termination or non-renewal occurs within two (2) years after the closing of the transaction which resulted in the change in control, then Employer shall, depending upon the reason for the termination of Employee's employment, immediately pay in cash to Employee an amount determined as follows:

         (x) If the termination shall be pursuant to subparagraph (d) above, the amount shall be equal to the sum of


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                  (1)      three hundred percent (300%) of Employee's
                           then-effective annual Base Salary; and

                  (2) three hundred percent (300%) of the Bonus, as hereinafter defined.

                  In addition, Employer shall continue to provide to Employee (except in the case of Employee's death), for a period equal to the greater of (i) the remainder of the Term had not said termination occurred, and (ii) three (3) years from said termination, the benefits enumerated in Paragraphs 6(b) and 6(c) hereof.

         (y) If the termination shall be other than pursuant to subparagraph (d) above, the amount shall be equal to the sum of

                  (1) that percentage of Employee's then-effective annual Base Salary equal to the product of the number of whole or partial years remaining in the Term and one hundred (100); and

                  (2) that percentage of Employee's then-effective Bonus, as hereinafter defined, equal to the product of the number of whole or partial years remaining in the Term and one hundred (100);

                  provided, however, in no event shall the percentage in subparagraphs (1) and (2) hereof be less than three hundred percent (300%).

                  In addition, Employer shall continue to provide to Employee (except in the case of Employee's death), for a period of years equal to the number of whole or partial years remaining in the Term, but in no event fewer than three (3) years, the benefits enumerated in Paragraphs 6(b) and 6(c) hereof.

         10.      OPERATIVE PROVISIONS.

                  (a) As used in this Agreement, the term "Bonus" shall mean:

                           (i) with respect to the most recent grant or award of restricted stock, pursuant to Employer's "Long Term Incentive Plan", made prior to the date of termination of Employee's employment, the Dollar value, as of the date of such grant or award, of the Long Term Incentive Plan restricted stock plan target for Employee as approved by the Compensation Committee of Employer's Board of Directors, which Dollar value is established by the Compensation Committee notwithstanding the number of shares actually received pursuant to such grant or award and notwithstanding the value of such shares actually received; plus


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                           (ii)     the highest of (1) the average of the EVA
                                    bonuses actually paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs; (2) the average of the EVA bonuses which would have been paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs, assuming his EVA target bonus had been achieved for each such year; or (3) the amount of the EVA target bonus for Employee for the year in which termination of employment occurs.

                  (b) In the event of a termination of employment pursuant to Paragraph 9 hereof, all restricted stock awards of Employee shall become wholly unrestricted and all unvested stock options of Employee shall become fully vested in Employee, and all such agreements pertaining thereto shall be read accordingly; provided, however, that Employee shall not have any such rights with respect to any stock issued under any employee stock plan of Employer qualifying under
                           Section 402(a) et seq. of the Code if, and to the extent, such rights would jeopardize the qualification of such plan under said Section. As used in the preceding sentence, "Code" means the Internal Revenue Code of 1986 as amended from time to time or any provisions from time to time enacted and corresponding in substance thereto.

                  (c) Paragraph 9 and this Paragraph 10 shall survive the termination of this Agreement, and this Agreement shall be read accordingly.

         11. INTENTION OF PARTIES. It is the express understanding and intention of Employer and Employee that the provisions of Paragraph 5 and Paragraph 9 hereof shall be read together and be non-exclusive so that, in the event of a termination of Employee's employment pursuant to Paragraph 9 of this Employment Agreement, Employee shall receive both (i) all of the compensation specified in Paragraph 9 hereof (including, but not limited to, the applicable percentage of Employee's then-effective Base Salary and the applicable percentage of the cash portion of Employee's Bonus) and (ii) one hundred percent (100%) of the pro rata portion of both the cash and equity parts of Employee's Bonus based on the number of days in the fiscal year falling within the Term (which shall include the amount of any EVA bonus paid to Employee during that year, if any), but in no event shall such pro rata portion be less than the pro rata share of the highest of (i) the average of the EVA bonuses actually paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs; (ii) the average of the EVA bonuses which would have been paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs, assuming his EVA target bonus had been achieved for each such year; or (iii) the amount of the EVA target bonus for Employee for the year in which


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termination of employment occurs. The amounts referred to in this Paragraph are in addition to the benefits enumerated in Paragraphs 6(b) and 6(c) hereof.

         12. COVENANT NOT-TO-SOLICIT. Employer and Employee acknowledge that, during Employee's employment, Employer will spend considerable amounts of time, effort and resources in providing Employee with knowledge relating to the business affairs of Employer and the Affiliates, including Employer's and the Affiliates' trade secrets, proprietary information and other information concerning Employer's and the Affiliates' financing sources, finances, customer lists, customer records, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, customers' records and any other information relating to Employer's and the Affiliates' Business.

         Employer and Employee recognize that, during the course of Employee's term of employment with Employer pursuant to this Agreement, Employee shall contact, solicit or approach Employer's and the Affiliates' customers and prospective customers on behalf of Employer. Employer and Employee further acknowledge that Employee has and shall, during his term of employment with Employer, solicit business for Employer and the Affiliates from the customers listed on EXHIBIT A attached hereto and made a part hereof (collectively, the "Restricted Customers").

         To protect Employer from Employee's solicitation of business from such customers during the Restricted Period, Employee agrees that, subject to Paragraph 15 hereof, he shall not, directly or indirectly, for any person (including Employee himself), corporation, firm, partnership, proprietorship or other entity, other than Employer or an Affiliate, engaged in the transportation of automobiles and light trucks from manufacturers to retailers, solicit business from any Restricted Customer. This Paragraph 12 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         13. COVENANT NOT-TO-DISCLOSE. Employer and Employee recognize that, during the course of Employee's term of employment with Employer pursuant to this Agreement, Employer will disclose to Employee information concerning Employer and the Affiliates, their products, their customers, their services, their trade secrets, their proprietary information and other information concerning their business all of which constitute valuable assets of Employer and the Affiliates. Employer and Employee further acknowledge that Employer has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to Employer and the Affiliates.

                  (a) To protect these assets, Employee agrees that he shall not, during the Restricted Period, advise or disclose to any person, corporation, firm, partnership or other entity whatsoever (except Employer or an Affiliate), or any officer, director, stockholder, partner or associate of any such corporation, firm, partnership or


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                           entity any information received from Employer by
                           Employee during the course of Employee's association with Employer relating to the business affairs of Employer and the Affiliates including information concerning Employer's and the Affiliates' finances, services, customers, customer lists, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, proprietary information, methods, marketing investigations, surveys, research and any other information relating to the business and objectives of Employer and the Affiliates, except as permitted by this Paragraph 13.

                  (b) Employee further agrees that he shall not, during the term of his employment or any time thereafter, advise or disclose to any person or entity any trade secret which Employer or any Affiliate has disclosed to Employee during the course of his employment with Employer.

                  (c) In the event Employee's employment is terminated, Employee agrees that, if requested by Employer, he will acknowledge in writing that he received the disclosures referred to herein and is under the obligations referred to in this Agreement.

                  (d) This Paragraph 13 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         Any implication in this Paragraph 13 to the contrary notwithstanding, this Paragraph 13 shall not, and shall not be deemed to, prohibit Employee from disclosing information regarding Employer that (i) is already public information other than because of any breach of this Paragraph 13 by Employee;
(ii) shall be required by applicable Federal or state laws; (iii) shall not be confidential or proprietary and shall be required in the ordinary course of business; and (iv) shall be required pursuant to the order of any court or administrative agency having jurisdiction; provided, however, that the foregoing shall not permit the disclosure of any trade secret of Employer.

         14. COVENANT NOT-TO-INDUCE. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away an employee or other personnel of Employer and the Affiliates. This Paragraph 14 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

         15. PARAMOUNT PROVISION. Anything in this Agreement to the contrary notwithstanding, the provisions of Paragraph 12 and Paragraphs 13(a) and 13(c) hereof shall not apply to Employee, and shall be absolutely null and void, in the event Employee shall terminate his employment hereunder for any one of the reasons set forth in Paragraph 9(b) hereof.


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

         16. SPECIFIC ENFORCEMENT. Employer and Employee expressly agree that a violation of the covenants not-to-solicit, not-to-disclose and not-to-induce contained in Paragraphs 12, 13 and 14 hereof, or any provision thereof, shall cause irreparable injury to Employer and that, accordingly, Employer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Paragraphs 12, 13 and 14 hereof.

         17. SEVERABILITY. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if Paragraphs 12, 13 and 14 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with Employer, granting Employer, to the extent legally possible, the protection afforded by said Paragraphs. It is expressly understood and agreed by the parties hereto that Employer shall not be barred from enforcing the restrictive covenants contained in each of Paragraphs 12, 13 and 14 as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

         18. INCOME TAX WITHHOLDING. Employer or any other payor may withhold from any compensation or benefits payable under this Agreement such Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         19. OTHER TAX CONSIDERATIONS. Notwithstanding any other provision of this Agreement to the contrary, in the event that any payment or benefit received or to be received by Employee is triggered by an event described in subparagraph (d) of Paragraph 9 of this Agreement, whether such payment or benefit is pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer or any Affiliate of Employer (hereinafter, all such payments and benefits being sometimes referred to as "Total Payments"), and would not be deductible, either in whole or in part, by Employer or an Affiliate making such payment or providing such benefit as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any such other plan, arrangement or agreement), (A) the cash portion of the Total Payments provided in this Paragraph 19 shall first be reduced (if necessary, to zero (0)), and
(B) all other non-cash Total Payments under this Paragraph 19 shall next be reduced (if necessary, to zero (0)); provided, however, that the Employee's payment shall only be reduced by this Paragraph 19 if Employer determines that reducing the Total Payments would result in greater after-tax proceeds to the Employee than if no such reduction in Total Payments had occurred. Any determination required by the preceding sentence shall be made by independent certified public accountants or tax counsel (hereinafter, such party shall sometimes be hereinafter referred to as the "Independent Adviser") selected by Employer, the selection of which shall be reasonably acceptable to Employee. In making Employer's determination as to the application and effect of this Paragraph 19 on any payments or benefits received or to be received by Employee, (i) no portion of the Total Payments shall be taken into account which in the opinion of the Independent Adviser does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (ii) those Total Payments provided under this Paragraph 19 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (i)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Independent Adviser; and
(iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent certified public accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         20. WAIVER. The waiver of a breach of any term of this Agreement by any of the parties hereto shall not operate or be construed as a waiver by such party of the breach of any other term of this Agreement or as a waiver of a subsequent breach of the same term of this Agreement.

         21. RIGHTS AND LIABILITIES UPON NOTICE OF TERMINATION. As soon as notice of termination of this Agreement is given, Employee shall immediately cease contact with all customers of Employer and shall forthwith surrender to Employer all customer lists, documents and other property of Employer then in his possession, compliance with which shall not be deemed to be a breach of this Agreement by Employee. Pending the surrender of all such customer lists, documents and other property to Employer, Employer may hold in abeyance any payments due Employee pursuant to this Agreement.

         22.      ASSIGNMENT.

                  (a) Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of Employer or upon Employee's death.

                  (b) The covenants, terms and provisions set forth herein shall be binding upon and shall inure to the benefit of, and be enforceable by, Employer and its successors and assigns.

         23. NOTICES. All notices required herein shall be in writing and shall be deemed to have been given when delivered personally or when deposited in the U.S. Mail, certified or registered, postage prepaid, return receipt requested, addressed as follows, to wit:

                  If to Employer at:

                           160 Clairemont Avenue, Suite 200
                           Decatur, Georgia  30030

                  With a copy to:

                           Cohen Pollock Merlin Axelrod & Tanenbaum, P.C. 2100 RiverEdge Parkway, Suite 300
                           Atlanta, Georgia  30328-4656
                           Attn:  Elliott Cohen, Esquire

                  If to Employee at:

                           2121 Floyd Street
                           Covington, Georgia 30014

or at such other addresses as may, from time to time, be furnished to Employer by Employee, or by Employer to Employee on the terms of this Paragraph.

         24. BINDING EFFECT. This Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, successors and permitted assigns.

         25. ENFORCEABILITY. This Agreement contains the entire understanding of the parties and may be altered, amended or modified only by a writing executed by both of the parties hereto. This Agreement supersedes all prior agreements and understandings by and between Employer and Employee relating to Employee's employment.

         26. APPLICABLE LAW. This Agreement and the rights and liabilities of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

         27. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, Employee has hereunder set his hand and seal, and Employer has caused this Agreement to be executed and delivered by its duly authorized officers, all as of the day and year first above written.



                                                                          (SEAL)
-------------------------------        -----------------------------------
WITNESS                                ROBERT J. RUTLAND



ATTEST:                                ALLIED HOLDINGS, INC.



By:                                    By:
   ----------------------------           --------------------------------------
   Its                 Secretary          Its                  President
      -----------------                      ------------------


      [CORPORATE SEAL]


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